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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion of this registration statement on Form S-4 (File No. 333-53467) of our report dated February 20, 1998, except for information presented in Note 10 to the financial statements for which the dates are April 8, 1998, April 13, 1998, May 4, 1998, May 8, 1998, July 24, 1998 and August 13,
1998, on our audits of the consolidated financial statements of Pathnet, Inc. and its subsidiary as of December 31, 1996 and 1997, and for the period August 25, 1995 (date of inception) to December 31, 1995, the years ended December 31, 1996 and 1997 and the period August 25, 1995 (date of inception) to December 31, 1997. We also consent to the references to our firm under the captions "Experts" and "Selected Consolidated Financial Data."

/s/ PricewaterhouseCoopers LLP

McLean, Virginia
August 31, 1998